EXHIBIT 21

SUBSIDIARIES OF PIERRE FOODS, INC.

Chef’s Pantry, Inc.

Clovervale Farms, Inc.

Clovervale Transportation, Inc.

Fresh Foods Properties, LLC

Pierre Real Property, LLC

Warfighter Foods, LLC

Zartic, LLC

Zartic Real Property, LLC

Zar Tran, LLC

Zar Tran Real Property, LLC